Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-192873) on Form S-3 and in Registration Statement (No. 333-179762) on Form S-8 of American Eagle Energy Corporation of our reports dated March 30, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of American Eagle Energy Corporation for the year ended December 31, 2014.

/s/ Hein & Associates LLP

Denver, Colorado
March 30, 2015